UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 31, 2017

PFSweb, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28275	75-2837058
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Millennium Drive Allen, TX	75013
(Address of principal executive offices)	(zip code)

(972) 881-2900

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Executive Compensation

On March 31, 2017, pursuant to the Company’s 2005 Employee Stock and Incentive Plan, as amended and restated (the “Plan”), the Company issued Performance Shares, Performance-Based Cash Awards, Performance-Based Restricted Stock Units and Restricted Stock Units (as such terms are defined in the Plan) (the “2017 Awards”) to certain of the Company’s named executive officers. The determination of the amount of the Performance related 2017 Awards which each such individual may receive is subject to, and calculated by reference to (i) the achievement by the Company of performance goals measured by the Company’s adjusted EBITDA and revenue for the 2017 fiscal year and/or (ii) the comparative performance of the Company’s common stock on NASDAQ compared to the Russell Micro Cap Index. The determination, and if applicable, issuance, of the 2017 Performance related Awards will be calculated and determined in 2018 upon completion of the Company’s 2017 annual financial statements. Any Performance Shares to be issued under the 2017 Awards are subject to three year vesting based upon continued employment and the comparative performance (on an annual or cumulative basis) of the Company’s common stock on NASDAQ compared to the Russell Micro Cap Index. Any Restricted Stock Units to be issued under the 2017 Awards are subject to three year vesting based on continued employment.

The foregoing Awards were issued pursuant to the Plan. A copy of the Plan is included in the Company’s Proxy Statement dated June 2, 2016 as filed with the Securities and Exchange Commission.

The amount of the 2017 Awards to which certain of the Company’s named executive officers will be entitled, if any, will be disclosed in the Company’s Proxy Statement for its 2018 Annual Meeting or when Item 402 of Regulation S-K otherwise requires such disclosure.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2017

PFSweb, Inc.

By:	/s/ Thomas J. Madden
Name:	Thomas J. Madden
Title:	Executive Vice President and Chief Financial and Accounting Officer